NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
NOMINEES FOR ELECTION
CONTINUING DIRECTORS
RETIRING DIRECTORS
DIRECTOR COMMITTEES AND MEETINGS
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE PRINCIPLES
MANAGEMENT OWNERSHIP OF SHARES
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 1999
STOCK OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES
PENSION PLAN INFORMATION
OTHER COMPENSATION ARRANGEMENTS
PROPOSAL 2: APPROVAL OF THE 2000 TRW LONG-TERM INCENTIVE PLAN
PROPOSAL 3: RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
OTHER INFORMATION
2000 TRW LONG-TERM INCENTIVE PLAN

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

TRW INC.

(Name of Registrant as Specified in its Charter)

TRW INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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[   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[TRW LOGO]

NOTICE OF

2000 ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

TRW Inc.

1900 Richmond Road
Cleveland, Ohio 44124

Notice of Annual Meeting of Shareholders	1

Questions and Answers	2

Proposal 1: Election of Directors	4

Board of Directors	4

Nominees for Election	4

Continuing Directors	6

Retiring Directors	8

Director Committees and Meetings	9

Director Compensation	11

Corporate Governance Principles	12

Management Ownership of Shares	16

Compensation of Executive Officers	17

Report of the Compensation Committee on Executive Compensation	17

Stock Performance Graph	21

Summary Compensation Table	22

Stock Option Grants in 1999	24

Stock Option Exercises in 1999 and Year-End Option Values	24

Pension Plan Information	25

Other Compensation Arrangements	25

Proposal 2: Approval of the 2000 TRW Long-Term Incentive Plan	28

Proposal 3: Ratification of Ernst & Young LLP as Independent Auditors	32

Other Information	33

2000 TRW Long-Term Incentive Plan	Exhibit A

TRW INC.

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of TRW Inc. will be held at the Company’s executive offices located at 1900 Richmond Road, Lyndhurst, Ohio, on Wednesday, April 26, 2000, at 8:30 a.m., to vote on the following:

(1)	election of four Directors: David M. Cote, Joseph T. Gorman, Karen N. Horn and Lynn M. Martin, each for a term of three years ending in the year 2003;

(2)	a proposal to approve the 2000 TRW Long-Term Incentive Plan;

(3)	ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2000; and

(4)	any other business properly brought before the meeting.

The shareholders of record at the close of business on February 11, 2000 will be entitled to vote.

/s/ William B. Lawrence

William B. Lawrence
Secretary

March 17, 2000

Your vote is important. If you do not expect to attend the annual meeting of shareholders, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return promptly the enclosed proxy card in the envelope provided or vote electronically via the Internet or by telephone.

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your share ownership with you to the meeting. You should be able to obtain evidence of your share ownership from the broker, trustee, bank or other nominee that holds the shares on your behalf.

QUESTIONS AND ANSWERS

Who Can Vote?

Record holders of TRW Common Stock and Serial Preference Stock II (Series 1 and 3) as of the close of business on February 11, 2000 are entitled to vote at the meeting. On that date, 122,106,658 shares of TRW Common Stock, 34,595 shares of Serial Preference Stock II (Series 1), and 63,527 shares of Serial Preference Stock II (Series 3) were outstanding.

What is Being Voted On?

•	Election of four Directors for terms ending in the year 2003.

•	Approval of the 2000 TRW Long-Term Incentive Plan.

•	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2000.

How Do I Vote?

•	You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

•	You may vote by telephone. You may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

•	You may vote on the Internet. You may vote on the Internet by following the instructions included on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•	You may vote in person at the meeting. Registered shareholders and beneficial owners of shares held in “street name” may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, the Company will pass out written ballots to any shareholder who wishes to vote in person at the meeting. Beneficial owners of shares held in “street name” who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, your shares will be voted “for” the election of the four nominees for election, “for” approval of the 2000 TRW Long-Term Incentive Plan and “for” the ratification of the appointment of Ernst & Young LLP.

May I Change My Vote?

You may change your vote after you send in your proxy card in any one of the following ways:

•	by sending a written notice to the Company stating that you want to revoke your proxy;

•	by submitting another proxy by telephone, over the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the annual meeting.

Is My Vote Confidential?

The Company’s policy on confidential voting provides that no proxy, ballot or voting tabulation that identifies the particular vote of a shareholder will be disclosed to Directors or officers of the

Company except (a) as necessary to meet legal requirements, (b) to permit the inspectors of election to certify the results of the vote, or (c) in a contested proxy election. The policy also provides for confidential treatment of shareholder comments and for an independent inspector of elections to certify the vote and confirm the integrity of the voting process.

Who Is Soliciting Proxies?

The enclosed proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies. The anticipated cost of their services is $12,000, plus disbursements. Solicitations may be made by personal interview, mail, telephone, telegram, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail, telegram or other electronic means request the return of proxies.

When Are Shareholder Proposals Due for the Next Annual Meeting?

In order to be eligible to be included in the Company’s proxy statement and form of proxy for the 2001 annual meeting of shareholders, shareholder proposals must be received by the Company no later than November 17, 2000. Proposals must be submitted in writing and sent to the Secretary of the Company at TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124.

A shareholder who intends to present a proposal at the Company’s annual meeting in 2001, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of their intention no later than January 31, 2001, or management of the Company will have discretionary voting authority at the 2001 annual meeting with respect to any such proposal without any advice on the nature of the matter in the Company’s proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election this year are David M. Cote, Joseph T. Gorman, Karen N. Horn and Lynn M. Martin. (See below and page five for biographical information on the nominees.) Each of the nominees currently serves as a Director, and each has agreed to stand for re-election.

If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies may be voted for the substitute. The four nominees receiving the greatest number of votes will be elected.

Your Board recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise on your proxy card.

BOARD OF DIRECTORS

The Company’s Regulations fix the number of Directors at a range between 12 and 18. Currently, there are 14 Directors. E. Bradley Jones and William S. Kiser, who currently are Directors of the Company, will retire as of the date of this annual meeting. After the election of the four Directors at this annual meeting, the Company will have 12 Directors. Set forth below is biographical information on the four nominees for election, the other continuing Directors with unexpired terms of office and the Directors who will retire as of the date of this annual meeting.

NOMINEES FOR ELECTION

David M. Cote		[PHOTO OF DAVID M. COTE]

Age:	47

Term:	Expires in 2000; Director since November 1999

Recent Business Experience:	Mr. Cote has been President and Chief Operating Officer of TRW since November 1999. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 through November 1999. He was Vice President and General Manager of the GE Silicones business of General Electric Company from January 1994 until June 1996.

Joseph T. Gorman		[PHOTO OF JOSEPH T. GORMAN]

Age:	62

Term:	Expires in 2000; Director since 1984

Recent Business Experience:	Mr. Gorman has been Chairman of the Board and Chief Executive Officer of TRW since 1988.

Other Directorships:	ALCOA Inc. and The Procter & Gamble Company

NOMINEES FOR ELECTION

Karen N. Horn		[PHOTO OF KAREN N. HORN]

Age:	56

Term:	Expires in 2000; Director since 1990

Recent Business Experience:	Mrs. Horn has been Managing Director, Marsh Private Client Services since November 1999. She served as Senior Managing Director and Head of International Private Banking of Bankers Trust New York Corporation from 1996 through March 1999. Mrs. Horn was Chairman of Bank One, Cleveland, N.A. from 1987 to 1996 and also served as Chief Executive Officer of Bank One from 1987 to 1995.

Other Directorships:	Eli Lilly and Company

Lynn M. Martin		[PHOTO OF LYNN M. MARTIN]

Age:	60

Term:	Expires in 2000; Director since 1995

Recent Business Experience:	Ms. Martin has chaired Deloitte & Touche’s Council on the Advancement of Women and has served as an advisor to the firm since 1993. She also has held the Davee Chair at the J. L. Kellogg Graduate School of Management, Northwestern University, since 1993. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993.

Other Directorships:	SBC Communications Inc., ten Dreyfus mutual funds, Harcourt General, Inc., The Procter & Gamble Company and Ryder System, Inc.

CONTINUING DIRECTORS

Michael H. Armacost		[PHOTO OF MICHAEL H. ARMACOST]

Age:	62

Term:	Expires in 2001; Director since 1993

Recent Business Experience:	Mr. Armacost has been President of the Brookings Institution since October 1995. He served as a distinguished fellow and visiting professor at the Asia/Pacific Research Center of Stanford University from 1993 to 1995. Mr. Armacost was U.S. Ambassador to Japan from 1989 to 1993.

Other Directorships:	AFLAC Incorporated and Applied Materials, Inc.

Martin Feldstein		[PHOTO OF MARTIN FELDSTEIN]

Age:	60

Term:	Expires in 2002; Director from 1981 to 1982 and since 1984

Recent Business Experience:	Dr. Feldstein has been Professor of Economics at Harvard University since 1967. He also is President and Chief Executive Officer of the National Bureau of Economic Research, a position he held from 1977 to 1982 and from July 1984 until the present. He was elected a Director of the Company in 1981, resigned his position upon joining the government in August 1982 and was again elected a Director of the Company in July 1984.

Other Directorships:	American International Group, Inc., Columbia/ HCA Healthcare Corporation and J.P. Morgan & Co. Incorporated

Robert M. Gates		[PHOTO OF ROBERT M. GATES]

Age:	56

Term:	Expires in 2002; Director since 1994

Recent Business Experience:	Dr. Gates has been Dean of the George Bush School of Government and Public Service, Texas A&M University since September 1999. He has been a consultant to Placer Dome Inc. since 1995 and a senior advisor to The Mitchell Group since 1993. From 1991 to 1993, Dr. Gates served as Director of Central Intelligence for the United States

Other Directorships:	NACCO Industries, Inc. Dr. Gates also is a trustee of The Fidelity Funds

CONTINUING DIRECTORS

George H. Heilmeier		[PHOTO OF GEORGE H. HEILMEIER]

Age:	63

Term:	Expires in 2001; Director since 1992

Recent Business Experience:	Chairman Emeritus of Telcordia Technologies (formerly known as Bell Communications Research, or Bellcore) since November 1999. Dr. Heilmeier served as Chairman and Chief Executive Officer of Bellcore from January to November 1997. He also served as President and Chief Executive Officer of Bellcore from 1991 through 1996.

Other Directorships:	Automatic Data Processing, Inc., Compaq Computer Corporation and TeleTech Holdings, Inc.

Clive R. Hollick		[PHOTO OF CLIVE R. HOLLICK]

Age:	54

Term:	Expires in 2002; Director since February 2000

Recent Business Experience:	Lord Hollick has been Chief Executive of United News & Media plc since 1996. He was Group Managing Director of MAI plc from 1974 to 1996.

Other Directorships:	United News & Media plc

David Baker Lewis		[PHOTO OF DAVID BAKER LEWIS]

Age:	55

Term:	Expires in 2002; Director since 1995

Recent Business Experience:	Mr. Lewis has been Chairman of the Board of Lewis & Munday, a Detroit law firm, since 1982.

Other Directorships:	M.A. Hanna Company and LG&E Energy Corporation

John D. Ong		[PHOTO OF JOHN D. ONG]

Age:	66

Term:	Expires in 2001; Director since 1995

Recent Business Experience:	Mr. Ong has been Chairman Emeritus of The BFGoodrich Company since 1997. He served as Chairman of BFGoodrich from 1979 to 1997. He was also Chief Executive Officer of BFGoodrich from July 1979 through 1996.

Other Directorships:	Cooper Industries, Inc. and Marsh & McLennan Companies, Inc.

CONTINUING DIRECTORS

Richard W. Pogue		[PHOTO OF RICHARD W. POGUE]

Age:	71

Term:	Expires in 2001; Director since 1994

Recent Business Experience:	Mr. Pogue has served as senior advisor to Dix & Eaton, a public relations firm since 1994. He was managing partner at the law firm of Jones, Day, Reavis & Pogue from 1984 to 1992.

Other Directorships:	Continental Airlines, Inc., Derlan Industries Limited, M.A. Hanna Company and The IT Group, Inc.

RETIRING DIRECTORS

E. Bradley Jones		[PHOTO OF E. BRADLEY JONES]

Age:	72

Term:	Expires in 2002; Director since 1982

Recent Business Experience:	Mr. Jones served as Chairman and Chief Executive Officer of Republic Steel Corporation and its successor, LTV Steel Company, from 1982 until his retirement in 1984.

Other Directorships:	CSX Transportation Inc. and RPM, Inc.

William S. Kiser		[PHOTO OF WILLIAM S. KISER]

Age:	72

Term:	Expires in 2000; Director since 1985

Recent Business Experience:	Dr. Kiser served as Vice Chairman and Chief Medical Officer of Primary Health Systems, Inc. from 1994 until his retirement in 1998. He served as medical director of American Health Care Management, Inc. from 1992 to 1994. Dr. Kiser is currently a trustee and an officer of the American Foundation for Urologic Diseases.

Carl H. Hahn, 73, served as a Director of TRW from 1993 until April 28, 1999. Since that date he has served as a non-voting, Advisory Director to TRW. Dr. Hahn served as Chairman of the Board of Volkswagen AG from 1981 until his retirement at the end of 1992. Dr. Hahn is a Director of Perot Systems Corporation.

DIRECTOR COMMITTEES AND MEETINGS

Audit Committee

Members:	Robert M. Gates (Chair), Michael H. Armacost, E. Bradley Jones and Karen N. Horn

Number of 1999 Meetings:	Four

Principal Responsibilities:	• recommend to the Directors the appointment of independent auditors, subject to shareholder ratification
• review and discuss the audits conducted by both the independent auditors and the Company’s internal auditors
• review the Company’s internal accounting controls, accounting practices, financial structure and financial reporting
• review the Company’s financial statements as certified by the independent auditors

Compensation Committee

Members:	William S. Kiser (Chair), Martin Feldstein, Karen N. Horn, David B. Lewis and John D. Ong

Number of 1999 Meetings:	Five

Principal Responsibilities:	• determine the compensation of the Company’s executive officers
• approve compensation and benefit plans that do not generally apply to all salaried employees and that involve the Company’s executive officers

Executive Committee

Members:	Joseph T. Gorman (Chair), E. Bradley Jones and William S. Kiser; alternates John D. Ong and Richard W. Pogue

Number of 1999 Meetings:	One

Principal Responsibilities:	• approve matters that require immediate action during the intervals between Directors’ meetings
• has all the authority of the Directors, other than the authority to fill vacancies among the Directors or in any committee of the Directors

DIRECTOR COMMITTEES AND MEETINGS

Nominating Committee

Members:	Karen N. Horn (Chair), George H. Heilmeier, E. Bradley Jones, Lynn M. Martin and Richard W. Pogue

Number of 1999 Meetings:	Three

Principal Responsibilities:	• establish the criteria for selection of nominees for Directors of the Company
• evaluate all candidates for Director submitted by interested persons, including Directors and shareholders of the Company. (The name of any recommended candidate for Director, together with a brief biographical sketch, should be sent to the attention of the Secretary of the Company. A document indicating the candidate’s willingness to serve, if elected, should also accompany the recommendation.)
• seek out possible candidates for Director and aid in attracting highly qualified candidates

Public Policy and Corporate Governance Committee

Members:	George H. Heilmeier (Chair), Robert M. Gates, Lynn M. Martin and Richard W. Pogue

Number of 1999 Meetings:	Four

Principal Responsibilities:	• review and make recommendations on Company policies and programs regarding the Company’s relationships with its employees, customers, shareholders, governments at all levels, local communities and the general public

Retirement Funding Committee

Members:	Martin Feldstein (Chair), Michael H. Armacost, William S. Kiser, David B. Lewis, and John D. Ong

Number of 1999 Meetings:	One

Principal Responsibilities:	• review the Company’s activities with respect to funding policies for, and the administration and operation of, the Company’s various employee benefit plans
• review the performance of investment managers and trustees for those plans

Your Directors met eight times during 1999. Each Director attended 75 percent or more of the total number of meetings of Directors and meetings of committees on which he or she served.

DIRECTOR COMPENSATION

General. An officer of the Company who also serves as a Director does not receive any additional compensation for serving as a Director or as a member or chair of a committee.

Director Compensation Principles. Compensation of TRW’s Directors is based on the following principles:

•	that a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	that Directors should hold a significant number of shares of TRW Common Stock; and

•	that total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

The current compensation package for non-employee Directors is comprised of the following components:

•	a base annual retainer of $70,000, 50 percent of which is automatically deferred in shares of TRW Common Stock;

•	an additional annual chair retainer of $5,000 for chairs of the Audit and the Compensation Committees;

•	an additional annual chair retainer of $3,000 for chairs of any other committees;

•	an annual stock option grant to purchase 1,500 shares of TRW Common Stock, with an exercise price equal to the fair market value of TRW Common Stock on the date of the grant.

Payment of the automatic deferral portion of a Director’s retainer will not be made until the Director ceases to serve as a Director.

Advisory Director Compensation. Carl H. Hahn served as a Director to TRW from 1993 until April 28, 1999. Since April 28, 1999, Dr. Hahn has served as an Advisory Director. For his services as an Advisory Director, Dr. Hahn is paid an annual fee of $70,000, plus $20,000 in lieu of an annual grant of stock options.

Ad hoc Committee Compensation. In July 1999, the Board of Directors formed an ad hoc committee, composed of George H. Heilmeier, William S. Kiser and Richard W. Pogue, to assist the Company in its search for a President of TRW. That search ultimately resulted in the selection of David M. Cote. For their time and diligence in performing this task, each member of the ad hoc committee was paid a fee of $15,000.

Certain Relationships. Since January 1, 1998, George H. Heilmeier also has served as a consultant and adviser to the Company, providing advice regarding the Company’s telecommunications initiative, acquisitions, new products and strategy. Dr. Heilmeier’s consulting arrangement with the Company expires December 31, 2000. Under the agreement, the Company pays Dr. Heilmeier an annual fee of $210,000 in monthly installments.

CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors adopted a formal set of Corporate Governance Principles and Practices in 1994. In October 1999, each member of the Board of Directors signed an updated and revised set of Corporate Governance Principles and Practices, which read as follows:

The Directors of TRW play the central role in the corporate governance of TRW. Their principal responsibility is to exercise governance as representatives of TRW shareholders so as to promote the long-term successful performance of TRW. The Directors have established the following Principles and Practices, which they intend to review and reserve the right to change from time to time, to provide guidance in fulfilling their responsibilities.

Role of the Directors

The Directors serve as representatives and act on behalf of all the shareholders of TRW. In representing TRW shareholders, the Directors’ primary functions are to:

•	Ensure the highest standards of legal and ethical conduct;

•	Review, and where appropriate, approve and evaluate, the performance of TRW against broad financial objectives, major strategies and plans;

•	Select, evaluate and compensate the chief executive officer and other senior officers and review management succession planning;

•	Oversee management to ensure that the assets of TRW are safeguarded through the maintenance of appropriate accounting, financial and other controls;

•	Provide advice and counsel to senior management; and

•	Evaluate the overall effectiveness of the Board of Directors, as well as evaluate, select and recommend an appropriate slate of candidates for election as Directors.

Membership of the Board

Recognizing that the contribution of the Directors depends not only on the character and capacities of the Directors taken individually but also on their collective strengths, the Nominating Committee of the Directors seek candidates that bring experience and judgment to TRW and otherwise aid in attracting highly qualified candidates as Directors.

Board Composition. A substantial majority of the Board shall be composed of independent Directors. The Board defines an “independent director” as any Director who is not a current or former member of management and is free from any relationship that in the judgment of the Board would interfere with independent judgment. The Nominating Committee considers from time to time whether any relationships exist between individual Directors and the Company, including any payments made to Directors by the Company for services other than as a Director, that would interfere with independent judgment.

Board Leadership. The Board shall be responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to determine in its discretion whether the Chief Executive Officer shall also serve as the Chairman of the Board. At any time, as needed, any Director may request that the Chairman of the Compensation Committee convene and chair a meeting of the independent Directors.

Selection of Directors. The benefit to shareholders of having independent Directors is derived from the Directors’ ability, judgment, objectivity and diverse experience and background. In considering possible candidates for election as an outside Director, the Nominating Committee and other Directors shall be guided in general by the composition guidelines established above and in particular by the following:

•	Each Director must be of the highest character and integrity and have an inquiring mind, experience at a strategy/policy setting level and the ability to work well with others.

•	Each Director must have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a Director.

•	Each Director must be free from any significant conflict of interest that would interfere with his or her independent judgment and proper performance of responsibilities as a Director; this would exclude officers or directors of the Company’s competitors, major customers, suppliers, contractors, or advisors and representatives of constituent groups or organizations.

Board Orientation. A thorough understanding of the Company’s business is required to enable a Director to make a substantial contribution to the Board. Accordingly, all new Directors shall participate in an orientation program developed by the Company after their election to the Board.

Continuation of Service.

•	Annually, the Nominating Committee shall evaluate and consider all factors, including individual performance of the Directors whose terms are set to expire, to determine whether the Directors should be requested to stand for re-election and continue service on the Board.

•	Management Directors are expected to retire as Directors at the same time that their active service with the Company terminates. At the discretion of the Board, a retiring Chief Executive Officer may remain on the Board for up to three years following the date of termination of employment as Chief Executive Officer or after reaching age 68, whichever is earlier, and retire as of the date of the regular annual meeting first occurring thereafter. All other Directors are required to retire from the Board as of the date of the annual meeting of shareholders following their 72nd birthday.

•	Individual Directors who change the principal position which they held when initially elected to the Board are expected to volunteer to resign from the Board as of the time of the change in position. The Board does not believe that a Director in this circumstance should necessarily be required to leave the Board. Rather, the Board believes that the Nominating Committee should have an opportunity to access each situation based on the individual circumstances and make a recommendation to the Board.

Committees of the Board

The purpose of Committees is to help the Directors effectively and efficiently fulfill their responsibilities. The Board has established the following six standing Committees whose members are appointed by the Board: the Audit Committee, the Compensation Committee, the Nominating Committee, the Public Policy and Corporate Governance Committee, the Retirement Funding Committee, and the Executive Committee. Membership of each Committee, other than the Executive Committee, will be composed solely of independent Directors, and each shall have not less than three members. The Board shall review and adopt a charter for each Committee on an annual basis. In addition, the Board shall consider regularly rotating the Chairmanship of each Committee of the Board.

Meetings of the Board

Agenda. The Chairman of the Board, in consultation with the Directors, the Secretary of the Company and members of management, establishes the agenda for each meeting of the Directors. Each Director shall be free to suggest the inclusion of items on the agenda.

Advance Distribution of Board Materials. Information and materials shall be distributed in advance of the Directors’ meetings where important to the Directors’ understanding or to facilitate discussion.

Executive Session of Directors. The independent Directors of the Board meet at least once each year in Executive Session to evaluate the performance of the Chief Executive Officer. The Chairman of the Compensation Committee of the Board or other Director selected by the independent Directors chairs these meetings, and any other Executive Sessions which may be held at any other time at the request of any Director.

Director Attendance. Absent unusual circumstances, each Director is expected to attend all Board meetings and all meetings of the Committee(s) of which the Director is a member.

Board Access to Senior Management. At all times, Directors have open access to the Company’s senior management. Members of the company’s management are invited to attend and participate in Directors’ meetings from time to time to brief the Board and the Committees on particular topics. The Board encourages senior management to bring managers into Board or Committee meetings and other scheduled events who can provide additional insight into matters being considered and/or whom senior management believes have future growth potential with the Company and should be given exposure to the members of the Board.

Visits to Key Company Locations. The Directors shall endeavor to meet at key Company locations from time to time to conduct in-depth reviews of a segment of the Company’s operations, and shall endeavor to meet at a Company location other than corporate headquarters within or without the United States at least once every two years.

Leadership Development

Evaluation of the Chief Executive Officer. The Directors shall conduct an annual evaluation of the performance of the Chief Executive Officer against criteria established by the Directors. This evaluation shall be shared with the Chief Executive Officer.

Assessing Board Performance. The Directors shall conduct an assessment of the Board’s performance at least every two (2) years.

Management Development and Succession Planning. The Chief Executive Officer shall make an annual report to an Executive Session of the Directors on management development and succession planning.

Other Matters

Board Compensation. Each Director is required to have an equity ownership in the Company. Toward that end, each non-employee Director is paid at least half of their annual fees for service as a Director in shares of TRW Common Stock. Normally, Directors are not compensated separately for their attendance at Board or Committee meetings.

Review of Strategic Plans. The Directors shall review and evaluate at least annually the long-term strategic and business plans of the Company.

Confidential Voting. The Board has adopted a policy on confidential voting. No proxy, ballot or voting tabulation that identifies the particular vote of a shareholder will be disclosed to the Directors or officers of the Company except (i) as necessary to meet applicable legal requirements, (ii) to permit inspectors of election to certify the results of the vote or (iii) in a contested proxy election. The policy also provides for confidential treatment of shareholder comments and for an independent inspector of elections to certify the vote and confirm the integrity of the voting process.

Relationships with Shareholders

•	Shareholders who desire to communicate with the Directors are encouraged to do so by writing to the Secretary of the Company. The Secretary shall assure that the correspondence is directed to the appropriate Director(s).

•	Shareholders are encouraged to submit to the Nominating Committee recommendations for candidates for Directors. Shareholders who wish to submit recommendations can do so by writing to the Secretary of the Company, including a brief biographical profile of the individual and indicating his or her willingness to serve, if elected. The Nominating Committee shall consider all candidates submitted by interested persons, including Directors and shareholders of the Company.

•	The largest 50 shareholders, and other shareholders who so request, shall receive on a regular basis all of the corporate information generally provided to analysts who follow the Company.

MANAGEMENT OWNERSHIP OF SHARES

The following table shows share ownership for the Directors and executive officers as of the close of business on March 1, 2000. Unless there is a footnote to the contrary, sole voting and investment power in the shares owned are held either by the named individual alone or by the named individual and his or her spouse.

	Number of Shares of TRW Common Stock

	Shares			Percent of
	Beneficially	Exercisable	Deferred	Shares
Name	Owned(1)	Options(2)	Share Units(3)	Outstanding

M. H. Armacost	4,260	4,500	965	*
D. M. Cote	154,127	0	0	*
M. Feldstein	4,867	3,000	0	*
R. M. Gates	3,361	4,500	0	*
J. T. Gorman	282,100	1,059,999	0	1.1%
T. W. Hannemann	47,184	205,333	13,168	*
G. H. Heilmeier	5,628	4,500	0	*
P. S. Hellman(4)	27,460	108,333	0	*
C. R. Hollick	0	0	0	*
K. N. Horn	4,660	4,500 (5)	0	*
E. B. Jones	5,860	4,500	0	*
W. S. Kiser	7,860	4,500	302	*
H. V. Knicely	22,943	171,999	0	*
W. B. Lawrence	35,298	216,999	0	*
D. B. Lewis	3,397	4,500	0	*
L. M. Martin	4,160	4,500	804	*
J. D. Ong	2,860	4,500	0	*
R. W. Pogue	8,118	4,500	0	*
R. D. Sugar	24,227	151,999	23,182	*

All Directors and executive officers as a group(6)	729,120	2,488,649	59,776	2.6%

*	Less than 1%.

(1)	Includes shares of TRW Common Stock held in The TRW Employee Stock Ownership and Savings Plan and shares of TRW Common Stock that have been automatically deferred under the deferred compensation plan for non-employee directors.

(2)	As required by the Securities and Exchange Commission, this column shows the number of shares that may be acquired within 60 days of March 1, 2000, upon exercise of stock options.

(3)	This column shows phantom units of TRW Common Stock that have been credited under deferred compensation plans and certain other nonqualified benefit plans.

(4)	Mr. Hellman resigned as Director, President and Chief Operating Officer of the Company as of February 28, 1999.

(5)	This figure includes an option for 1,500 shares which Mrs. Horn has transferred to her minor child.

(6)	These figures do not include shares held by Carl H. Hahn, an Advisory Director. Dr. Hahn beneficially owns 4,136 shares, has 3,000 exercisable options and 848 deferred share units.

COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

Principles

The Compensation Committee of the Board consists entirely of non-employee Directors. The Committee determines the compensation for all executive officers of the Company, based on the Company’s executive compensation philosophy. This philosophy has five primary principles:

•	to link executive compensation to the creation of sustainable increases in shareholder value;

•	to provide compensation rewards contingent upon performance;

•	to differentiate compensation based on individual executive contribution;

•	to promote teamwork among executives and other Company employees; and

•	to encourage the retention of a strong management team.

Factors Considered in Determining Compensation

The Compensation Committee determines an appropriate compensation package for each executive officer, based on his responsibilities, duties, performance and experience and market pay practices. The Compensation Committee annually reviews comparable company data in order to establish general guidelines for executive compensation. The annual compensation of executive officers who manage business operations is compared to that of executives at other corporations in similar industries. The annual compensation of the Chief Executive Officer; the President and Chief Operating Officer and corporate staff Executive Vice Presidents is compared to compensation data of a multi-industry group. Long-term compensation for all executives is also compared to long-term compensation data of a multi-industry group. The multi-industry groups are comprised of corporations most likely to compete with the Company for services of executive officers and are not limited to any particular manufacturing business. The comparable compensation data is compiled by independent compensation consultants. The Compensation Committee formulates general compensation guidelines by targeting the salary and yearly performance bonus of each executive officer at the 60th percentile of the comparable data and the long-term compensation at the 75th percentile of the comparable data.

The Compensation Committee also considers the tax deductibility of compensation paid to executive officers. Section 162(m) of the Internal Revenue Code generally provides that annual compensation in excess of $1 million paid by a public company to certain executive officers is not deductible for federal tax purposes. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. At the 1997 Annual Meeting of Shareholders, the Company sought and obtained the shareholder approval required for awards under the 1997 Long-Term Incentive Plan to be eligible for deductibility under Section 162(m). The Compensation Committee intends to preserve the deductibility of compensation and benefits to the extent practicable and to the extent consistent with its other compensation objectives.

Annual Compensation

Annual Salary. The Compensation Committee determines the annual salary of each executive officer based on that officer’s level of duties and responsibilities, experience and prior perform-

ance, and comparable company data. The Compensation Committee reviews the salary of each executive officer annually and increases it when warranted by the executive’s performance, the financial performance of the Company and/or competitive compensation practices of comparable companies.

Yearly Performance Bonus. Each year the Compensation Committee establishes both quantitative and qualitative goals for the Company as a whole and for the individual business units. The yearly performance bonus of each executive officer is based on the performance of the Company against Company goals and the performance of the officer’s unit within the Company against that unit’s goals. The Compensation Committee reviews and weighs these goals with respect to each executive officer.

The quantitative goals for 1999 bonuses included: (a) specific profit targets; (b) operating cash flow targets; (c) targets related to sales of assets to reduce the level of the Company’s indebtedness; (d) in the case of the company’s automotive businesses, specific profit margin targets; and (e) in the case of the company’s aerospace and information systems businesses, specific sales awards and sales targets. The qualitative goals for 1999 bonuses included: (a) strategic goals, (b) legal and ethical conduct; (c) diversity; and (d) the Chief Executive Officer’s assessment of the Company’s, or relevant business unit’s, performance against goals. The strategic goal at the Company level was the integration of LucasVarity. The integration activities focused, among other things, on purchasing, manufacturing rationalization and productivity, integrated vehicle control systems, electronics, customer and market strategies, aerospace and information systems, and headquarters and automotive staff consolidation. In the case of individual business units, the strategic goals varied, but each included delighting our three key constituencies: shareholders, customers and employees (specific goals included, among other things, achieving cost reductions, achieving Y2K compliance, improving operating effectiveness, generating continued quality improvements, increasing award fees, establishing a world-class workforce and enhancing our internal environment).

Long-Term Compensation

Long-term compensation, designed to link shareholder and executive interests, forms a significant component of the total executive compensation package. On average, target long-term compensation, including strategic incentive grants, represents 60 percent of each executive officer’s total target compensation. The Compensation Committee granted stock options and awarded strategic incentive grants to individual executive officers based on (a) long-term compensation data from comparable companies, and (b) its evaluation of each executive officer’s anticipated contribution to the Company, and his responsibilities, duties, performance and experience.

Stock Option Grants. In order to focus employees on the long-term performance of the Company, the Company has long maintained stock option plans for certain managerial and professional employees, including all executive officers. In 1999, the Company granted stock options to 1,726 employees. All employee options generally become exercisable at a rate of one-third per year for each full year of continuous employment with the Company after the date of grant. The plans under which the stock options were granted require that options have an exercise price of not less than the fair market value of TRW Common Stock on the date of grant.

Strategic Incentive Grants. The Company has made strategic incentive grants to executive officers under the 1997 TRW Long-Term Incentive Plan. The awards consist of performance units pursuant to which the grantees are entitled to receive the cash equivalent value of shares of TRW Common Stock in the event that certain return-on-sales, organic sales and acquisition sales levels are achieved for each of the three years from 1998 through 2000. Although these grants extend over a three-year period, a percentage of the total grant awarded may be paid out annually based on actual performance compared to the goals set for the executive officer’s business unit and/or the Company as a whole. The goals for the strategic incentive grants are set to require increased performance over successive years of the plan.

The Compensation Committee believes that strategic incentive grants promote a long-term focus on the profitability of the Company. However, in accordance with the regulations of the Securities and Exchange Commission, the payout in any given year is deemed an annual payment and is consequently disclosed under the “Bonus” column of the Summary Compensation Table.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for senior executives reinforce the relationship of individual rewards to the long-term performance of the Company and ensure clear alignment of the executives’ interests with those of shareholders. Senior executives are expected to hold a number of shares with a value equal to certain multiples of their annual salary, ranging from one-and-one-half times annual salary to six times annual salary for the Chief Executive Officer. Senior executives are generally expected to hold shares at the guideline level within five years of becoming a participant in the program.

Compensation of Joseph T. Gorman, Chairman of the Board and Chief Executive Officer

The Compensation Committee determines the CEO’s annual and long-term compensation on the basis of comparable company information and:

•	the financial performance of the Company;

•	Mr. Gorman’s performance as Chairman and CEO;

•	Mr. Gorman’s importance to the Company; and

•	Mr. Gorman’s implementation of the Company’s strategic goals.

While the Compensation Committee considers all these factors, no specific weight is assigned to any particular factor, and Mr. Gorman’s total compensation is not established pursuant to a fixed formula. The Compensation Committee maintains a high proportion of Mr. Gorman’s compensation as being “at-risk” compensation. Currently, approximately 80 percent of Mr. Gorman’s target compensation is not firmly fixed until after the Compensation Committee has reviewed and evaluated his performance.

Annual Salary. The Compensation Committee set Mr. Gorman’s salary for 1999 at the rate of $1,200,000, unchanged from his 1998 salary. The Compensation Committee set Mr. Gorman’s 1999 salary based on the factors identified above as well as:

•	the performance of the Company relative to the performance of the companies in the multi-industry group to which the CEO’s compensation is compared; and

•	the relationship of his salary to that of CEOs of comparable companies.

While the Compensation Committee considered all of these factors in determining Mr. Gorman’s salary, no specific weights were placed on any of the factors.

Yearly Performance Bonus. The Compensation Committee established Mr. Gorman’s target yearly performance bonus for 1999 at 90 percent of his salary. This target was higher than recent years, reflecting the aggressive cash flow and operating profit financial goals set for 1999 as a result of the Company’s acquisition of LucasVarity. For 1999, the Compensation Committee awarded Mr. Gorman a performance bonus of $1,867,200, which is approximately 156 percent of his 1999 salary.

Mr. Gorman’s 1999 yearly performance bonus was based on the performance of the Company against the quantitative and qualitative goals described above under “Annual Compensation; Yearly Performance Bonus.” The Compensation Committee reviewed and evaluated these factors in establishing general guidelines for the amount of Mr. Gorman’s 1999 yearly performance bonus. The Compensation Committee also considered Mr. Gorman’s leadership, vision, integrity and judgment, and his ability to represent the Company with shareholders, customers, employees, governments and other key constituents.

Stock Option and Strategic Incentive Grants. The Company awarded Mr. Gorman an option to purchase 190,000 shares of TRW Common Stock in 1999. His 1998 strategic incentive grant was structured as a three-year grant with target payout of 54,550 performance units of TRW Common Stock over the three-year term. Each performance unit is the cash value equivalent of one share of TRW Common Stock. Mr. Gorman’s 1999 strategic incentive payout was tied by formula to the Company’s 1999 performance compared to the established goals, as described above under “Long-Term Compensation; Strategic Incentive Grants.”

BY:	THE TRW INC. COMPENSATION AND STOCK OPTION COMMITTEE

	William S. Kiser, Chair	Karen N. Horn	John D. Ong
	Martin Feldstein	David Baker Lewis

STOCK PERFORMANCE GRAPH

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on TRW Common Stock with that of the S&P 500 Index and a peer industry group. This graph assumes $100 was invested on December 31, 1994 in each of TRW Common Stock, the S&P 500 companies and a peer group of companies. The peer group is composed of an Automotive group, represented by the Dow Jones Auto Parts and Equipment (excluding Tire and Rubber) Index and an Aerospace and Information Systems group, represented by the Dow Jones Aerospace and Defense Index. The two groups are weighted according to the relative annual revenues of the Company’s Automotive and Aerospace and Information Systems businesses.

TRW revised its peer group from that used in the proxy statement for last year’s annual meeting as a result of the acquisition of LucasVarity in 1999. The acquisition caused the Dow Jones Auto Parts and Equipment (excluding Tire and Rubber) Index to be more representative of TRW’s Automotive group. In prior years, the Automotive group was represented by the average of two published indices, the Dow Jones Auto Parts and Equipment (excluding Tire and Rubber) Index and the Dow Jones Transportation Index. In accordance with Securities and Exchange Commission regulations, the chart also depicts the performance of the peer group used in prior years.

STOCK PERFORMANCE GRAPH

	TRW	S&P 500	Current Peers	Prior Peers

‘1994‘	100.00	100.00	100.00	100.00
‘1995‘	120.84	137.58	142.78	131.35
‘1996‘	158.18	169.17	174.62	166.91
‘1997‘	174.45	225.61	208.26	214.67
‘1998‘	187.65	290.09	192.27	188.93
‘1999‘	178.63	351.13	157.72	183.17

SUMMARY COMPENSATION TABLE

This table sets forth compensation paid to or accrued for the named executive officers in each of the last three fiscal years.

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
Name and					Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	Other(2)	Options(#)	Compensation(3)

J. T. Gorman	1999	$1,200,000	$3,021,546	$113,322	190,000	$89,300
Chairman of the Board	1998	1,202,788	1,644,508	108,349	190,000	98,419
and Chief Executive Officer	1997	1,129,500	4,265,778	108,022	190,000	97,828

P. S. Hellman(4)	1999	670,000	1,095,031	—	0	74,874
President and Chief	1998	669,615	954,038	58,394	65,000	41,796
Operating Officer	1997	605,000	2,440,221	—	65,000	38,580
(through February 28, 1999)

R. D. Sugar	1999	417,115	906,411	—	40,000	28,903
President and Chief	1998	370,050	598,900	52,338	40,000	25,709
Operating Officer,	1997	336,667	1,268,157	—	40,000	21,900
TRW Aerospace and Information Systems

T. W. Hannemann	1999	408,462	924,971	—	40,000	28,823
Executive Vice	1998	395,385	661,738	—	45,000	27,719
and General Manager,	1997	368,462	1,399,626	—	40,000	25,338
Space & Electronics Group

W. B. Lawrence	1999	408,462	907,412	—	40,000	26,066
Executive Vice President,	1998	390,189	542,288	—	40,000	24,943
General Counsel and	1997	357,917	1,351,826	—	35,000	22,202
Secretary

H. V. Knicely	1999	390,000	881,412	—	35,000	30,860
Executive Vice President,	1998	390,189	492,288	50,315	35,000	39,524
Human Resources and	1997	358,750	1,351,826	—	35,000	29,766
Communications

(1)	The dollar amounts included in this column are comprised of the (a) yearly performance bonus which is paid in February of the year following the year to which it relates and (b) amounts earned pursuant to the Company’s strategic incentive grants under TRW’s Long-Term Incentive Plans. The strategic incentive grants are multi-year grants, pursuant to which annual payments are made based on goals established at the time of grant, as described under “Compensation of Executive Officers – Long-Term Compensation.” However, in accordance with the regulations of the Securities and Exchange Commission, the strategic incentive grant payouts are deemed annual compensation and are consequently disclosed under the “Bonus” column of the Summary Compensation Table.

The amounts set forth in the “Bonus” column for 1999, 1998 and 1997 include the following amounts attributable to the yearly performance bonus and strategic incentive grant (“SIG”) payouts:

	1999		1998		1997

	Performance		Performance		Performance
	Bonus	SIG	Bonus	SIG	Bonus	SIG

J. T. Gorman	$1,867,200	$1,154,346	$790,800	$853,708	$1,061,400	$3,204,378
P. S. Hellman	402,000	693,031	441,500	512,538	571,000	1,869,221
R. D. Sugar	504,700	401,711	314,900	284,000	274,800	993,357
T. W. Hannemann	574,400	350,571	352,000	309,738	331,500	1,068,126
W. B. Lawrence	531,800	375,612	264,500	277,788	283,700	1,068,126
H. V. Knicely	505,800	375,612	214,500	277,788	283,700	1,068,126

Payments under the strategic incentive grants for 1998 and 1999 were made in cash. The payments were based on the number of performance units paid out and the fair market value of TRW Common Stock on the date the Compensation Committee determined the number of performance units to be paid. Payments under the strategic incentive grants for 1997 were made in shares of TRW Common Stock or, when performance exceeded target, a combination of shares of TRW Common Stock and cash. The strategic incentive grant payout attributable to 1997 was valued based on the fair market value of TRW Common Stock on the date the Compensation Committee determined the amount of the payout.

(2)	The Other Annual Compensation reported includes the following: Mr. Gorman (1999) — $70,798 (personal use of Company aircraft), (1998) — $30,543 (personal use of Company aircraft), $30,896 (automobile allowance) and $27,417 (club dues), (1997) — $44,764 (personal use of Company aircraft) and $43,512 (automobile allowance); Mr. Hellman (1998) — $25,014 (club dues); Mr. Sugar (1998) — $24,574 (club dues) and $25,296 (automobile allowance); and Mr. Knicely (1998) — $25,121 (club dues), $13,490 (automobile allowance);

(3)	Amounts disclosed in this column reflect the following Company matching contributions on behalf of the named executives with regard to The TRW Employee Stock Ownership and Savings Plan and other nonqualified plans, imputed life insurance costs and the premium paid by the Company with respect to split-dollar life insurance agreements. Also included in this column is the net excess cost of $3,154 on behalf of each named executive in connection with an executive health insurance plan. The amount disclosed in this column for Mr. Hellman in 1999 also includes $34,376, representing payout of accrued and unused vacation time.

	Stock Savings Plan and	Imputed Life	Split Dollar
	Other Nonqualified Plans	Insurance	Life Insurance

J. T. Gorman	$59,724	$9,992	$16,430
P. S. Hellman	34,376	2,070	898
R. D. Sugar	21,960	969	2,820
T. W. Hannemann	22,814	1,823	1,032
W. B. Lawrence	20,189	1,717	1,007
H. V. Knicely	18,135	2,663	6,908

(4)	Mr. Hellman resigned as Director, President and Chief Operating Officer of the Company as of February 28, 1999.

STOCK OPTION GRANTS IN 1999

The following table sets forth information concerning the grant of stock options to the named executive officers in 1999.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	Price(1)	Date	Present Value(2)

J. T. Gorman	190,000	6.0%	$50.00	2/09/2009	$2,635,300
P. S. Hellman	0	0.0%	N/A	N/A	N/A
R. D. Sugar	40,000	1.3%	50.00	2/09/2009	554,800
T. W. Hannemann	40,000	1.3%	50.00	2/09/2009	554,800
W. B. Lawrence	40,000	1.3%	50.00	2/09/2009	554,800
H. V. Knicely	35,000	1.1%	50.00	2/09/2009	485,450

(1)	The options were granted pursuant to the 1997 TRW Long-Term Incentive Plan at the fair market value of TRW Common Stock on February 10, 1999. The options have 10-year terms and become exercisable in equal annual increments over a three-year period. Vesting of the options is accelerated by the occurrence of a change in control (see “Other Compensation Arrangements”) or termination of employment due to death or disability for a period of more than twelve months. Vested options must be exercised within three months of termination of employment to the extent that the grantee’s employment is terminated prior to age 55 other than by death or disability. The options are transferable to immediate family members.

(2)	The grant date present value was calculated using the Black-Scholes valuation model, assuming a volatility rate of 25 percent, a risk-free rate of return of 6.21 percent, a dividend yield of 2.50 percent and a projected time of exercise of six years. The Company estimates the projected risk of forfeiture to be 17 percent. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of TRW Common Stock relative to the exercise price per share of the stock option at the time of exercise. There is no assurance that the hypothetical grant date present values of the stock options reflected in this table will actually be realized.

STOCK OPTION EXERCISES IN 1999

AND YEAR-END OPTION VALUES

This table shows the number and value of stock options exercised by the named executive officers in 1999 and the value of in-the-money options held by those individuals on December 31, 1999. The value of unexercised stock options is based on the difference between the exercise price of the options and the closing price of TRW Common Stock on December 31, 1999, which was $51.9375. The value realized on exercised options is based on the difference between the exercise price for the options and the fair market value of TRW Common Stock on the date of exercise.

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

J. T. Gorman	80,000	$2,535,000	939,999	380,001	$16,046,824	$482,601
P. S. Hellman	210,000	5,005,800	84,999	65,001	237,674	39,163
R. D. Sugar	0	N/A	111,999	80,001	1,185,739	101,601
T. W. Hannemann	0	N/A	163,666	83,334	2,755,124	101,601
W. B. Lawrence	24,000	858,000	178,666	78,334	3,342,849	98,588
H. V. Knicely	40,000	1,354,712	136,999	70,001	2,155,349	88,901

PENSION PLAN INFORMATION

The following table shows the approximate annual pension benefits payable under the Company’s qualified and nonqualified supplemental plans.

Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$200,000	$45,000	$60,000	$75,000	$90,000	$105,000

400,000	90,000	120,000	150,000	180,000	210,000

600,000	135,000	180,000	225,000	270,000	315,000

800,000	180,000	240,000	300,000	360,000	420,000

1,000,000	225,000	300,000	375,000	450,000	525,000

1,200,000	270,000	360,000	450,000	540,000	630,000

1,400,000	315,000	420,000	525,000	630,000	735,000

1,600,000	360,000	480,000	600,000	720,000	840,000

1,800,000	405,000	540,000	675,000	810,000	945,000

2,000,000	450,000	600,000	750,000	900,000	1,050,000

2,200,000	495,000	660,000	825,000	990,000	1,155,000

2,400,000	540,000	720,000	900,000	1,080,000	1,260,000

2,600,000	585,000	780,000	975,000	1,170,000	1,365,000

Compensation covered for a particular year for executive officers named in the Summary Compensation Table on page 22 is the actual amount of salary shown in the Table for that year plus the performance bonus shown in footnote (1) to the Table for the preceding year. Average Compensation is the average of the highest five consecutive calendar years of covered compensation. The Average Compensation amount for R. D. Sugar as of December 31, 1999 was $601,800, which differs by more than 10% from the two years of covered compensation determinable from the Summary Compensation Table. The estimated pension benefits assume payments in the form of a single life annuity following retirement on or after age 60. Retirement benefits are reduced after the retiree reaches age 62 to reflect Social Security benefits.

The years of service completed by the named executive officers are as follows: J. T. Gorman (age 62) — 32 years of service; P. S. Hellman (age 50) – 10 years of service; R. D. Sugar (age 51) — 19 years of service; T. W. Hannemann (age 57) — 30 years of service; W. B. Lawrence (age 55) — 23 years of service, and H. V. Knicely (age 64) — 20 years of service.

OTHER COMPENSATION ARRANGEMENTS

The Company has entered into agreements designed generally to assure continued management in the event of a change in control of the Company with each of the named executive officers (other than Mr. Hellman). The agreements provide that, following a change in control, the Company will employ the officer for a period of three years (the “Employment Period”). During the Employment Period, the officer will be entitled to receive an annual base salary and to continue participation in employee benefit plans at levels not less than those in effect prior to the change in control. The incentive portion of the officer’s compensation will equal the highest incentive award paid to the officer for any of three calendar years preceding the change in control. If the officer’s employment were to be terminated by the Company during the Employment Period for reasons other than disability or cause, or by the officer for reasons relating to changed circumstances or during the 60-day period immediately following the first anniversary of the occurrence of a change in control, the officer would be entitled to receive a severance payment equal to the net present value of (a) the salary and incentive pay that the officer would have received under the agreement for the remainder of the Employment Period or two years, whichever is longer (the “Remaining Period”), and (b) the employee benefits (other than employee welfare benefits and stock options and similar compensatory benefits) that the officer would have received for the Remaining Period, including under the Company’s retirement plans, assuming vesting. The Company would also provide the officer with health insurance and similar welfare benefits for the Remaining Period, subject to reduction for comparable welfare benefits received in subsequent employment. If any payments to the officer are determined to be “excess parachute payments” under the Internal Revenue Code, the officer would be entitled to receive an additional payment (net of income taxes) to compensate the officer for the excise tax imposed by the Internal Revenue Code on such payments. The agreements also provide that the Company will reimburse the officer for his or her costs to enforce the agreement.

The Company has established a trust related to the funding of payments that the Company would be required to make under the agreements described above upon a change in control. Under the terms of the trust, upon a potential change in control, the Company is required to fund the trust with amounts sufficient to fund the Company’s obligations under the agreements. The trust is revocable at the option of the Company until a change in control occurs. The trust is irrevocable after a change in control occurs.

The Company also has entered into split-dollar life insurance agreements with certain key executive officers, including each of the persons named in the Summary Compensation Table. Under the split-dollar agreements, the Company owns, and pays the premiums on, the life insurance policies and the executive has the right to designate a beneficiary to receive a fixed portion of the policy death benefit. The balance of the death benefit will be payable to the Company as a recovery of its investment. Upon a change in control, ownership of the policies will transfer to an irrevocable trust, and the Company will be required to fund the trust with sufficient assets to pay future premiums on the policies.

For purposes of the agreements, as well as the Company’s stock option grants, a change in control is defined as a change occurring (a) by virtue of certain mergers or consolidations or sale or transfer of assets by the Company to another corporation or (b) by virtue of a change in the majority of the Directors of the Company during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20 percent or more of the voting power of the Company other than acquisitions by the Company, a subsidiary of the Company or a Company-sponsored employee benefit plan or (d) through any other change in control reported in any filing with the Securities and Exchange Commission.

For purposes of the trust described above, a potential change in control occurs any of the following events occurs: (a) the Company enters into a letter of intent, agreement in principle or other agreement, the consummation of which would result in a change in control, as defined in the agreements, (b) any person, including the Company, makes a public announcement stating a present intention to take actions that, if consummated, would constitute a change in control or (c) any person, other than the Company or its benefit plans, is or becomes the beneficial owner of 15% or more of the combined voting power of the voting stock of the Company.

Peter S. Hellman resigned as a Director, President and Chief Operating Officer of the Company as of February 28, 1999. Pursuant to the terms of a letter agreement entered into by the Company and Mr. Hellman, the Company agreed to continue Mr. Hellman’s employment relationship until the earliest of (a) February 28, 2001, (b) the date Mr. Hellman begins full-time employment with another company, or (c) the date of Mr. Hellman’s death. Mr. Hellman commenced full time employment with another company on February 14, 2000 (the “Termination Date”). From February 28, 1999 to February 14, 2000, Mr. Hellman continued to receive benefits and was paid his salary at the rate in effect at the time of the agreement, yearly performance bonus amount at the target level, and strategic incentive grant payouts based on the Company’s performance. All salary and yearly performance bonus amounts otherwise due through February 28, 2001 were paid in a lump sum on the Termination Date. Mr. Hellman’s outstanding stock options continued to earn out until the Termination Date. Mr. Hellman immediately vested in his split-dollar life insurance policy and the Company will pay all policy premiums necessary to maintain the policy death benefit at no less than the level in effect at the time of the agreement through the date of the death of the last to die of Mr. Hellman and his wife. The agreement also contains certain confidentiality provisions and a two-year covenant by Mr. Hellman not to become connected with a third party that competes with the Company’s current businesses.

The Company entered into an employment agreement with David M. Cote to assume the position of President and Chief Operating Officer for a term of three years. The agreement also provided for Mr. Cote’s election as a Director of the Company. The agreement provides for an annual base salary of $750,000 per year through calendar year 2000. Mr. Cote’s target yearly performance is 70% of his base salary with a minimum bonus of $525,000 for the year 2000. Mr. Cote is also entitled to participate in the Company’s strategic incentive plan (described on page 18 of this proxy statement), with a target grant of 15,000 performance units of TRW Common Stock for the year 2000.

Mr. Cote was granted an option to purchase 500,000 shares of TRW Common Stock. The option becomes exercisable in equal annual increments over a three-year period, with an exercise price equal to the fair market value of TRW Common Stock on the date of the grant. Mr. Cote was issued 130,000 restricted shares of TRW Common Stock (“Performance-Based Restricted Stock”) that vest in three equal annual installments beginning on January 1, 2001, subject to the achievement in the prior year of the threshold performance goals on which yearly performance bonuses are based. In addition, the Company agreed to issue Mr. Cote 300,000 restricted shares of TRW Common Stock (“Long-Term Restricted Stock” and together with the Performance-Based Restricted Stock, the “Restricted Stock”) upon TRW shareholder approval of a new Long-Term Incentive Plan. If shares of Restricted Stock do not vest as a result of non-achievement of the threshold performance criteria or if a new Long-Term Incentive Plan is not approved by TRW’s shareholders, then the grant will be replaced by cash of comparable value. The Long-Term Restricted Stock grant will vest on Mr. Cote’s 60th birthday. Mr. Cote is entitled to a cash payment equal to the dividend payment on 300,000 shares of TRW Common Stock on any date the Company pays a common stock dividend between November 11, 1999 and the date the Long-Term Restricted Stock is granted. Mr. Cote will forfeit any unvested Restricted Stock in the event of a voluntary or an involuntary termination of employment. All transferability and forfeiture restrictions on these shares will lapse upon Mr. Cote’s death or disability. In addition, in the event of a change in control (a) before July 1, 2001, all restrictions on Performance-Based Restricted Stock will lapse upon such change in control and (b) after July 1, 2001, all restrictions on Restricted Stock will lapse upon such change in control.

In addition to his participation in TRW benefit plans, the agreement provides Mr. Cote a supplemental retirement benefit of $450,000 per year, commencing at the later to occur of (a) Mr. Cote’s termination of employment from the Company and (b) his attaining age 60, subject to earlier forfeiture.

If TRW terminates Mr. Cote’s employment for “cause,” (as defined in the agreement), or if he voluntarily terminates his employment on his own initiative, other than a termination due to death, disability, or a “constructive termination without cause” (as defined in the agreement), he will be entitled to his base salary through the date of termination. In that event, all outstanding options which are not then exercisable, all unvested Restricted Stock, and any other long-term incentive grant will be forfeited.

If, after July 1, 2001, the Company terminates Mr. Cote’s employment without “cause” or there is a “constructive termination without cause,” the Company will be obligated to pay Mr. Cote his base salary for a period of twenty-four months, a pro rata yearly performance bonus for the year of the termination, and yearly performance bonuses equal to the target bonus for a period of twenty-four months following the date of termination. Any other long-term incentives will be payable in accordance with the applicable plan. Exercisable options will remain exercisable for three months if such a termination occurs before Mr. Cote reaches age 55, and through the end of the originally scheduled term if such a termination occurs after Mr. Cote reaches age 55. In the event of such a termination, unvested Restricted Stock will be forfeited.

If Mr. Cote’s employment is terminated without “cause” or there is a “constructive termination without cause” on or before July 1, 2001, or if Mr. Cote terminates his employment within 30 days following July 1, 2001 in consequence of his not becoming Chief Executive Officer of the Company on or before that date, the Company shall pay him a special termination payment of $10 million at the time of termination. In that event, Mr. Cote would also be entitled to the benefits described above in case of a termination for “cause.” If Mr. Cote receives the special termination payment, he would not be entitled to any payments or other benefits under his employment continuation agreement, and any payments previously made under that agreement would offset the amount of the special termination payment.

In the event of a change in control of TRW on or before July 1, 2001, Mr. Cote will receive the special termination payment of $10 million. In that event, if any payments made on the Performance-Based Restricted Stock and the stock option award described above are determined to be “excess parachute payments” under the Internal Revenue Code, Mr. Cote will receive an additional payment (net of income taxes) to compensate Mr. Cote for the excise tax imposed on those payments. If there is a change in control after July 1, 2001, Mr. Cote’s entitlements relating to a change in control would be governed by his employment continuation agreement with the Company and the terms of any stock awards, described above. In no event will any payments or benefits due to Mr. Cote pursuant to his employment continuation agreement be duplicated under his employment agreement.

PROPOSAL 2: APPROVAL OF THE 2000 TRW

LONG-TERM INCENTIVE PLAN

Introduction

The Directors have adopted, subject to shareholder approval, the 2000 TRW Long-Term Incentive Plan (the “Plan”). In 1997, the shareholders approved the 1997 TRW Long-Term Incentive Plan for the purpose of enhancing the long-term profitability of the Company. The Company expects to continue its practice of making stock awards a significant part of the total compensation program for a broad group of employees. As a result of the acquisition of LucasVarity during 1999, the number of candidates for stock awards has substantially increased. Additionally, 50 percent of the total compensation of the Directors is paid through the annual grant of stock options to Directors. These option grants will be made from the Plan.

The Plan will offer incentives to attract, retain and reward individuals of the highest caliber as employees and Directors of the Company. The Directors believe that the Plan also will focus the employees and the Directors on the long-term goals of the Company, and further align their interests with those of the shareholders. A summary of the essential features of the Plan is provided below, but is qualified by the full text of the Plan, which is included in this proxy statement as Exhibit A.

General

Participants. All employees of the Company, or of any subsidiary or affiliate of the Company, and all Directors of the Company will be eligible participants (“Participant(s)”) under the Plan. The benefits that will be received under the Plan, or that would have been received under the Plan in 1999 if the Plan had then been in effect, by the executive officers named in the Summary Compensation Table or by all executive officers as a group, and by the non-employee Directors, are not currently determinable; however, if the Plan is approved, Mr. Cote will receive 300,000 shares of Long-Term Restricted Stock under the Plan, as described under “Compensation of Executive Officers – Other Compensation Arrangements.”

Share Limitations. The number of shares of TRW Common Stock that may be issued by the Company in payment and upon exercise of grants will not exceed 6,093,120 shares, subject to adjustments in the event of certain changes to the Company’s capital structure. While it is expected that, when available, treasury shares will be used, the shares delivered under the Plan may be unissued shares or treasury shares. Shares issued pursuant to a grant that are forfeited, surrendered, canceled or settled without the delivery of shares will again be available for grant.

The maximum number of shares underlying options or stock appreciation rights that may be granted to an individual participant during any calendar year period is 750,000, except that the balance of unused shares in any year will be added to this limitation in subsequent years. The maximum number of shares that may be issued upon exercise of incentive stock options is 500,000. In addition, not more than 2,000,000 shares underlying “Other Stock-Based Grants” may be granted to all Participants during the term of the Plan, and not more than 750,000 shares underlying “Other Stock-Based Grants” may be granted to an individual Participant during any performance period of not more than five years.

As of the close of business on March 1, 2000, an aggregate of 122,770 shares of TRW Common Stock remained available for future issuance, and 12,860,820 shares of TRW Common Stock were subject to outstanding and unexercised options under the Company’s stock option and long-term incentive plans, previously approved by shareholders. Options or other issuances outstanding or available for issuance under previous plans will not be affected by the adoption of the Plan.

The March 1, 2000 closing price of a share of TRW Common Stock on the New York Stock Exchange consolidated tape was $56.00.

Administration. The Plan will be administered by a Committee of at least three Directors (the “Committee”), appointed by the Directors from among their members. The Committee’s decisions and interpretations with respect to the Plan shall be final and conclusive. Grants may be made under the Plan with such terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee. The Committee has wide discretion and flexibility to administer the Plan in the manner it determines is in the best interests of the Company. For example: (a) grants may be made in various combinations and subject to various conditions, restrictions and limitations; (b) the terms and conditions of grants need not be the same with respect to each Participant; (c) the Committee may provide for the effect on grants of a Participant’s death, disability, retirement or termination of employment; and (d) the Committee may provide for the acceleration of grants in the event of a change of control in the Company. These examples are for illustrative purposes only and do not purport to constitute an exclusive or comprehensive identification of the manner in which the Committee may exercise its broad authority in administering the Plan.

Types of Awards

Stock Options. The Company may grant both tax-qualified incentive stock options and nonqualified stock options under the Plan. The Plan requires that the purchase price per share not be less than the fair market value of a share of TRW Common Stock on the date the option is granted. Options will be exercisable at such time or times as determined by the Committee. Options granted as incentive stock options must also meet requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee may provide for the transfer, without payment of consideration, of an option by an optionee to a member of the optionee’s immediate family or to a trust or partnership whose beneficiaries are members of the optionee’s immediate family. In such case, the option will be exercisable only by such transferee.

Payment of the purchase price of the options may be made in cash, shares or other securities or other property, or any combination thereof as determined by the Committee. Options may provide for related stock appreciation rights. If an option or any portion thereof is exercised, the shares issued upon exercise will not be available for future grants.

Stock Appreciation Rights. Stock appreciation rights related to a stock option (i.e., tandem stock appreciation rights) may be granted either at the time of the option grant, or thereafter during the term of the option, at an exercise price equal to the fair market value of a share of TRW Common Stock on the date of grant. In addition, stock appreciation rights may be granted separate and apart from the grant of an option (i.e., freestanding stock appreciation rights). Tandem stock appreciation rights permit a Participant, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of shares, to receive payment equivalent to the difference between the fair market value (on the date of exercise) of the portion of the option so surrendered and the fair market value of such shares on the date of grant. Freestanding stock appreciation rights entitle the Participant, upon exercise of such rights, to receive payment equal to the difference between the fair market value (on the date of exercise) of all or part of a designated number of shares and the fair market value of such shares on the date of grant. Such payment may be made in shares (valued on the basis of the fair market value of the shares on the date of exercise of the stock appreciation right), or in cash, or partly in cash and partly in shares, as the Committee may determine.

Other Stock-Based Grants. Under the Plan, the Committee may also, at its discretion, make the awards of stock valued in whole or in part by reference to, or based upon, TRW Common Stock. The terms and conditions of such grants, including any performance-related criteria or other restrictions on payout that the Committee deems appropriate, will be determined by the Committee in its sole discretion. Such terms may include the right to receive, either currently or on a deferred basis, interest or dividends with respect to the number of shares covered by the award.

In making other Stock-Based Grants, the Committee may or may not base such awards made to any officer of the Company on pre-established performance goals and measures. If the Committee chooses to base an award on the achievement of certain performance goals, the criteria used in establishing such performance goals may, at the discretion of the Committee, include one or any combination of the following: (a) return on equity, assets, capital or investment; (b) pre-tax or after-tax profit levels expressed in either absolute dollars, earnings per share, or increases of the same; (c) a formula based on return on assets employed less the cost of capital multiplied by average assets employed; (d) sales; (e) stock price; (f) cash flow; (g) total shareholder return; or (h) other financial measures. In establishing such performance goals and measures, the Committee may also include such qualitative or non-financial quantitative criteria, if any, as it deems appropriate.

The performance criteria will be established by the Committee not later than 90 days after commencement of the performance period relating to a specific award intended to comply with Section 162(m) of the Code. Performance goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate pre-established measures of individual performance. The performance goals established by the Committee will include a threshold level of performance below which no award will be payable and a maximum award opportunity for each Participant. Attainment of the performance goals will be determined and certified in writing by the Committee prior to payout.

The Committee may, in its sole discretion, reduce the performance results upon which awards are based under the Plan to offset any unintended result arising from events not anticipated when the performance goals were established. In addition, notwithstanding the attainment of performance goals for the Company as a whole, awards for an individual Participant may be denied or adjusted downward by the Committee in its sole discretion and judgment, based on its assessment of the Participant’s performance.

The Committee may make adjustments in the method of calculating attainment of the performance goals in recognition of: (a) extraordinary or non-recurring items; (b) changes in the tax laws; (c) changes in generally-accepted accounting principles or accounting policies; (d) charges related to restructured or discontinued operations; (e) restatement of prior period financial results; and (f) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.

Certain Federal Income Tax Consequences

Section 162(m) of the Code specifies that compensation paid in excess of $1 million annually to certain executive officers is not deductible by the Company for federal income tax purposes, unless certain exceptions apply. One exception provides for the deductibility of performance-based compensation, which has been approved by shareholders. Shareholder approval of the Plan will constitute the shareholder approval required for the federal corporate tax deductibility of grants under the Plan for Section 162(m) purposes.

Under the Code, a Participant receiving a stock option does not realize income upon the grant of the option. However, a Participant will realize income at the time of exercise (except for options that are incentive stock options) in the amount of the difference between the option price and the fair market value on the date of exercise. Under the Code, the Company is entitled to a deduction equal to the amount of such income, at the time such income is realized by the Participant. In the case of incentive stock options, although no income is realized upon exercise and the Company is not entitled to a deduction, the difference between the fair market value on the date of exercise and the exercise price is treated by the Participant as an item of tax preference for alternative minimum tax purposes. If the Participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt (and within two years after the grant of the option), gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition, the Participant will realize ordinary income, and the Company will be entitled to a deduction, equal to the amount of such income.

In the case of freestanding stock appreciation rights or tandem stock appreciation rights, the Participant will not realize any income at the time of grant. Upon the exercise of either a tandem stock appreciation right or a freestanding stock appreciation right, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the Participant. The Company will be entitled to a deduction in the amount of such income at the time of exercise.

The Participant must recognize ordinary income equal to the fair market value of the shares received upon payout of “Other Stock-Based Grants,” less any amount paid by the Participant, at the first time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier. The Company will be entitled to a deduction in the same amount and at the same time as the Participant realizes income.

Grants made under the Plan are subject to applicable tax withholding by the Company, which may, to the extent permitted by the Committee, be satisfied by the withholding of shares deliverable under the Plan.

Amendment

The Committee may amend, suspend or terminate the Plan at any time, except that no such action by the Committee may (a) be made without shareholder approval, to the extent such approval is required by legal or regulatory requirements; (b) increase the maximum number of shares that may be issued under the Plan; or (c) permit an Option to be granted at an exercise price less than the Fair Market Value on the date of Grant.

Vote Required

Approval of the Plan will require the affirmative vote of the holders of a majority of the shares represented and voting on this proposal at the annual meeting. For this proposal, broker non-votes will be treated as not being present and abstentions will not be counted as votes cast.

The Directors recommend a vote FOR this proposal. Proxies solicited by the Directors will be voted FOR this proposal, unless shareholders specify a different choice in their proxies.

PROPOSAL 3: RATIFICATION OF ERNST & YOUNG LLP AS

INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the accounting firm of Ernst & Young LLP has been appointed by the Directors, subject to your ratification, to continue to serve as the Company’s independent auditors for the fiscal year ending December 31, 2000. Ernst & Young has been serving the Company in this capacity for a number of years and is considered to be highly qualified. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to any shareholder questions.

Your Board recommends a vote FOR this proposal. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise on your proxy card.

OTHER INFORMATION

Outstanding Securities

To the knowledge of the Company, except as set forth below, no person beneficially owns more than five percent of any class of the Company’s voting stock. The following table presents information as of December 31, 1999 derived from Schedules 13G filed with the Securities and Exchange Commission by persons beneficially owning more than five percent of TRW Common Stock:

	No. of Shares and
	Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class

The TRW Employee Stock Ownership and Savings Plan 1900 Richmond Road Cleveland, Ohio 44124	20,004,582 (2)	16.4%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	6,405,263 (3)	5.3%

(1)	Each beneficial owner listed in the table certified in its Schedule 13G that, to the best of its knowledge and belief, the TRW Common Stock beneficially owned by it was acquired in the ordinary course of business and not for the purpose of changing or influencing control of the Company.

(2)	Putnam Fiduciary Trust Company (“Putnam”), One Post Office Square, Boston, Massachusetts 02109, served as trustee of The TRW Employee Stock Ownership and Savings Plan during 1999. Putnam disclaimed beneficial ownership of the shares as it does not retain discretionary authority to buy, sell or vote the securities. The TRW Employee Stock Ownership and Savings Plan reported shared voting and dispositive power over all the shares beneficially owned.

(3)	Of the total amount held by FMR Corp., 5,363,050 shares are beneficially owned by Fidelity Management & Research Company (“FMRC”) as a result of FMRC’s acting as investment advisor to The Fidelity Funds, which owns the stock, 1,028,683 shares are beneficially owned by Fidelity Management Trust Company (“FMTC”) as a result of its serving as investment manager of institutional accounts and 13,530 shares are beneficially owned by Fidelity International (“FIL”). FMRC and FMTC are wholly-owned subsidiaries of FMR Corp. FIL is 39.89 percent owned by a partnership controlled by the controlling group of FMR Corp. FMR Corp. (through its control of FMTC) has sole power to vote 901,083 shares and sole dispositive power over 1,028,683 shares; FMR Corp. has no voting power over 127,600 shares owned by the institutional accounts managed by FMTC. FMR Corp. (through its control of FMRC) has sole dispositive power over an additional 5,363,050 shares; the sole voting power of such 5,363,050 shares resides with the Boards of Trustees of the Fidelity Funds. FIL has sole power to vote and the sole power to dispose of 13,530 shares. Robert M. Gates, a TRW Director, is a trustee of The Fidelity Funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, Directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in TRW Common Stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the Company’s knowledge, during 1999 all Section 16(a) filing requirements were met.

Cumulative Voting

Any shareholder of the Company may exercise cumulative voting rights for the election of Directors (a) if the shareholder notifies the President, a Vice President or the Secretary of the Company in writing, not less than 48 hours before the time of the meeting, that cumulative voting is being requested, and (b) if an announcement of such request is made at the beginning of the meeting by the Chairman or Secretary of the Company or by or on behalf of the shareholder making the request. Cumulative voting allows each shareholder to cumulate his or her voting power by (a) casting his or her votes (the number of shares held multiplied by the number of Directors to be elected) for one nominee or by (b) distributing his or her votes among two or more nominees. The Company does not currently anticipate that cumulative voting will be requested at the annual meeting. Nevertheless, if cumulative voting is requested, the persons named in the proxy will vote cumulatively the shares represented by the proxy FOR such of the nominees as they may determine, unless specifically directed otherwise by the shareholder. Of course, no votes represented by proxy will be cumulated or cast for a nominee from whom the shareholder executing the proxy has specifically directed that such votes be withheld.

Other Business

The Company received a letter from a shareholder representative requesting a discussion of the following topics at the annual meeting: the time and place of the Company’s annual meeting; provisions in the Company’s Regulations requiring the affirmative vote of 66 2/3% of the outstanding shares to amend the Regulations and remove Directors; certain matters related to the shareholder proposal included in the prior year’s proxy statement and omitted from this proxy statement in accordance with the rules of the Securities and Exchange Commission, including the company time and expense spent related to the proposal and the reasons for not listing the proponent’s name in the proxy statement; voting of employee-owned stock by applicable trustees; and efforts the Company is taking to increase its stock price. If the shareholder on whose behalf the letter was sent or his representative proposes that any matter related to these discussion items be brought to a shareholder vote at the meeting and such matter properly comes to a shareholder vote at the meeting, the holders of the proxies solicited by this proxy statement intend to exercise their discretion to vote in such a way as to maintain the Company’s Regulations as currently in effect and its existing policies and practices on the matter to which the proposal relates.

The Directors do not know of any other matters that are to be presented for a vote at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies solicited by this proxy statement will vote your shares on that matter, in their discretion.

William B. Lawrence

Secretary

March 17, 2000

Exhibit A

2000 TRW LONG-TERM INCENTIVE PLAN

1.  Purpose.

      The purpose of the 2000 TRW Long-Term Incentive Plan is to enhance the long-term profitability of TRW for the benefit of its shareholders by offering incentives to attract, retain and reward individuals of the highest caliber as employees and Directors, and to assist the Company in meeting and exceeding its business goals.

2.  Definitions.

      In this Plan, except where the context otherwise indicates, the following definitions apply:

      (a)  Code. The United States Internal Revenue Code of 1986, as amended.

      (b)  Committee. A Committee of at least three Directors, appointed by the Directors from among their members, to take action under the Plan. The Directors may appoint one or more persons as alternate members of the Committee, who may take the place of any absent member or members at any meeting of such Committee.

      (c)  Company. TRW Inc., an Ohio corporation, and its subsidiaries and affiliated companies.

      (d)  Directors. The Directors of TRW Inc.

      (e)  Fair Market Value. The average of the high and low sales prices of a Share on the date of exercise on the New York Stock Exchange Composite Transactions Listing as reported in the Midwest edition of The Wall Street (or if there are no sales on such date, then the closing sale price on such Listing on the nearest date before the date of exercise).

      (f)  Grant. A grant made under the Plan by the Committee to a Participant in the form of an Option, Stock Appreciation Right, Other Stock-Based Grant or any combination of such Grants.

      (g)  ISO. An incentive stock option within the meaning of Section 422 of the Code.

      (h)  Non-Employee Director. A Director who is not an officer or employee of the Company or any of its parent or subsidiary corporations at an applicable date of Grant.

      (i)  Option. A Grant made by the Committee in the form of an option to purchase Shares pursuant to Section 6.

      (j)  Other Stock-Based Grant. A Grant made pursuant to Section 8 that is valued in whole or in part by reference to, or is otherwise based on, Shares.

      (k)  Participant. Any employee of the Company or Non-Employee Director of the Company to whom a Grant is made, including any former employee or Non-Employee Director who still holds a Grant.

      (l)  Performance Period. The period, not to exceed five successive years, specified by the terms of the Grant during which performance criteria are to be measured.

      (m)  Plan. The 2000 TRW Long-Term Incentive Plan.

      (n)  Share. A share of Common Stock of the Company, $0.625 par value, issued and reacquired by the Company or previously authorized but unissued.

      (o)  Stock Appreciation Right. A right granted by the Committee, pursuant to Section 7, to a Participant (i) in conjunction with all or any part or in replacement of any Option granted under the Plan which entitles the Participant, upon exercise of such right, to surrender such Option, or any part thereof, and to receive a payment equal to the difference between the Fair Market Value, on the date of such exercise, of the Shares covered by such Option, or part thereof, and the exercise price of such Shares pursuant to the Option (a tandem stock appreciation right) or (ii) separate and apart from any Option, which entitles the Participant, upon exercise of such right, to receive a payment measured by the increase in the Fair Market Value of a number of Shares designated by such right from the date of grant of such right to the date on which the Participant exercises such right (a freestanding stock appreciation right).

3.  Plan Administration.

      The Plan shall be administered by the Committee, which shall establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. The Committee’s decisions and interpretations with respect to the Plan shall be final and conclusive. The Committee may act by resolution, through the adoption of regulations, or in any other manner permitted by law.

4.  Share Limitations.

      The number of Shares issued or transferred by the Company in payment and upon exercise of Grants shall not exceed 6,093,120 shares, subject to adjustments authorized by Section 5 of the Plan. Shares issued pursuant to a Grant that are forfeited, surrendered, canceled or settled without the delivery of Shares shall again be available for grant. Notwithstanding the foregoing, the following additional limitations shall apply, subject to the adjustments authorized by Section 5 of the Plan:

      (a)  The maximum number of Shares underlying Other Stock-Based Grants that may be issued pursuant to Section 8 of the Plan is (i) 2,000,000 to all Participants, and (ii) 750,000 to an individual Participant over any Performance Period.

      (b)  The maximum number of Shares underlying Options or Stock Appreciation Rights that may be issued pursuant to Sections 6 and 7 to an individual Participant during any calendar-year period is 750,000; provided, however, that in any year in which less than the maximum number of Options or Stock Appreciation Rights is issued, the balance of unused Shares shall be added to the limitation in subsequent years.

      (c)  The maximum number of Shares underlying ISO’s that may be issued pursuant to Section 6 of the Plan is 500,000.

5.  Adjustments.

      The Committee may make or provide for such adjustments in the number or kind of Shares or other securities available for or covered by Grants, and the purchase price per Share, if any, under such Grants, as the Committee, in its sole discretion, may determine is equitably required as the result of (a) any change in the number or kind of outstanding Shares or of other securities into which such Shares shall have been changed or for which they shall have been exchanged, (b) any reorganization or change in the capital structure of the Company, (c) any spin-off or other distribution of assets of the Company to its shareholders, or (d) any other corporate transaction or event having an effect similar to any of the foregoing.

6.  Options.

      Options may be granted by the Committee from time to time as an ISO or other stock option, to purchase Shares on terms and conditions determined by the Committee, including the following:

      (a)  The exercise price shall be not less than the Fair Market Value of the Shares covered by the Option on the date of Grant.

      (b)  The Committee shall, in its sole discretion, determine the form of consideration (including, without limitation, cash, Shares or other securities or other property, or any combination thereof) which may be accepted in payment of the purchase price of any Option or portion thereof. The value of any Share delivered in payment of the purchase price shall be its Fair Market Value on the date the Option is exercised.

      (c)  Unless otherwise specified by the Committee to the contrary, an Option, by its terms, shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order and shall be exercisable during the Participant’s lifetime only by the Participant. The Committee may, in any manner established by the Committee, provide for the transfer, without payment of consideration, of an Option by a Participant to a member of the Participant’s immediate family or to a trust or partnership whose beneficiaries are members of the Participant’s immediate family. In such case, the Option shall be exercisable only by such transferee.

7.  Stock Appreciation Rights.

      (a)  The Committee may grant to any Participant tandem stock appreciation rights either at the time of grant of an Option or at any time thereafter during the term of an Option, on terms and conditions determined by the Committee.

      (b)  The Committee may grant to any Participant, freestanding stock appreciation rights on terms and conditions determined by the Committee.

      (c)  The exercise price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

      (d)  The payment to which the grantee of a Stock Appreciation Right is entitled upon exercise thereof may be made in Shares valued at the Fair Market Value on the date of exercise, or in cash or partly in cash and partly in Shares, as the Committee may determine.

8.  Other Stock-Based Grants.

      The Committee may grant, from time to time to any Participant, Other Stock-Based Grants, for no cash consideration, if permitted by applicable law, or for such other consideration as may be determined by the Committee and specified in the Grant. These grants may contain performance-related criteria or other restrictions on payout, as the Committee, in its discretion, deems appropriate. Other Stock-Based Grants may be paid in Shares, or other consideration related to Shares, in a single payment or in installments as specified by the Grant and may be payable on such dates as determined by the Committee and specified by the Grant. The terms and conditions of Other Stock-Based Grants shall be determined by the Committee.

9.  Performance Goals and Measures.

      In granting the various awards described in Section 8, the Committee, at its discretion, may base awards made to any officer of the Company on pre-established performance goals and measures. The criteria used in establishing performance goals may, at the discretion of the Committee, include one or any combination of the following: (a) return on equity, assets, capital or investment; (b) pre-tax or after-tax profit levels expressed in either absolute dollars, earnings per share, or increases of the same; (c) a formula based on return on assets employed less the cost of capital multiplied by average assets employed; (d) sales; (e) stock price; (f) cash flow; (g) total shareholder return; or (h) other financial measures. In establishing such performance goals and measures, the Committee may also include such qualitative or non-financial quantitative criteria, if any, as it shall deem appropriate.

10.  Amendments to the Plan.

      The Committee may from time to time amend, modify, suspend or terminate this Plan for any purpose except that no such action shall (a) be made without shareholder approval, to the extent such approval is necessary to comply with any federal securities law, stock exchange, or other legal or regulatory requirement; (b) increase the maximum number of Shares that may be issued under the Plan; or (c) permit an Option to be granted at an exercise price less than the Fair Market Value on the date of Grant.

11.  Withholding Taxes.

      The Company shall have the right to deduct from any cash payment made under this Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares or securities of the Company upon exercise of an Option or Stock Appreciation Right, or upon exercise or settlement of any Other Stock-Based Grant under this Plan, that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any Option, Stock Appreciation Right, Performance Share or Other Stock-Based Grant under the Plan may require the Participant, in accordance with any applicable regulations of the Committee, to pay a portion or all of the amount of such minimum required or additional permitted withholding taxes in Shares.

12.  Miscellaneous.

      (a)  Governing Law. The Plan shall be construed and interpreted, and the rights of the Company and all Participants shall be determined, in accordance with the laws of the State of Ohio, without regard to the conflict of law principles thereof.

      (b)  Other Compensation Plans. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required.

      (c)  Dividends or Interest. Any Participant who receives an Other Stock-Based Grant under the Plan may be entitled to receive, if so determined by the Committee, currently or on a deferred basis, interest or dividends with respect to the number of Shares covered by such grant, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

                                [TRW LOGO]

PROXY SERVICES
P.O. Box 9079                                YOUR VOTE IS IMPORTANT
Farmingdale, NY 11735
                                 Votes by Phone and over the Internet must be
                                 made before 11:59 p.m., New York City time, on
                                 April 25, 2000.

                                 Votes by Mail must be received by ADP by 8:00
                                 a.m., New York City time, on April 26, 2000 to
                                 be voted.

                                 Do not return this proxy card if you vote by
                                 telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                       TRWPRX               KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------------------
                                              DETACH AND RETURN THIS PORTION ONLY
                                      THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
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TRW INC.

   IF YOU DO NOT GIVE DIRECTIONS BY MARKING THE BOXES, YOUR SIGNED PROXY WILL BE
   VOTED (A) WITH RESPECT TO REGISTERED SHAREHOLDERS, FOR PROPOSALS 1, 2 AND 3
   AND (B) WITH RESPECT TO PARTICIPANTS IN THE TRW EMPLOYEE STOCK OWNERSHIP AND
   SAVINGS PLAN AND THE TRW CANADA STOCK SAVINGS PLAN, AT THE DISCRETION OF THE
   RESPECTIVE FIDUCIARY FOR SUCH PLAN.

DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2 AND 3
VOTE ON DIRECTORS

FOR   WITHHOLD   FOR ALL    To withhold authority to vote, mark
ALL     ALL      EXCEPT     "For All Except" and write the
[ ]     [ ]       [ ]       nominee's   number on the line below.
                            -------------------------------------

1. Election of Directors (terms expiring in 2003)
   Nominees:

   01) David M. Cote                03) Karen N. Horn
   02) Joseph T. Gorman             04) Lynn M. Martin

VOTE ON PROPOSALS

                                                                FOR   AGAINST   ABSTAIN
2.   Approval of the 2000 TRW Long-Term Incentive
     Plan                                                       [ ]     [ ]       [ ]

                                                                FOR   AGAINST   ABSTAIN
3.   Appointment of Independent Auditors
                                                                [ ]     [ ]       [ ]

NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.

----------------------------------------    -----------------------------------------

-----------------------------------------   -----------------------------------------
Signature [PLEASE SIGN WITHIN BOX]   DATE   Signature (Joint Owners)           Date

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                            THERE IS AN EASIER WAY TO SUBMIT YOUR PROXY.

SUBMIT YOUR PROXY BY TELEPHONE
any time before 11:59 p.m., New York City
time, on April 25, 2000

Call Toll-Free On A Touch Tone Phone
1-800-690-6903

JUST FOLLOW THESE FOUR EASY STEPS:
---------------------------------------------------
1.   Read the accompanying Proxy Statement and
     this proxy card.
2.   Call the toll-free number 1-800-690-6903.
3.   Enter your 12-digit Control Number located
     on the reverse side.
4.   Follow the simple recorded instructions.
---------------------------------------------------

SUBMIT YOUR PROXY BY INTERNET
any time before 11:59 p.m., New York City time,
on April 25, 2000

Go to website:
WWW.PROXYVOTE.COM

JUST FOLLOW THESE FOUR EASY STEPS:
---------------------------------------------------
1.   Read the accompanying Proxy Statement and
     this proxy card.
2.   Go to the website: www.proxyvote.com.
3.   Enter your 12-digit Control Number located
     on the reverse side.
4.   Follow the simple instructions.
---------------------------------------------------

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD.
                      THANK YOU FOR YOUR PROXY SUBMISSION.
------------------------------------------------------------------------------------------------------------------

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                                    TRW INC.
                                                                            [TRW LOGO]
          SHAREHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED BY THE DIRECTORS OF TRW INC. FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 26, 2000.

     The undersigned appoints J. T. Gorman, D. M. Cote and W. B. Lawrence as proxies, each with the power to appoint his substitute, and authorizes them to vote all the securities held by the undersigned directly that the shareholder named on the reverse side is entitled to vote at the Annual Meeting of
Shareholders of the Company to be held on Wednesday, April 26, 2000 at 8:30 a.m. in
Lyndhurst, Ohio and any adjournment thereof (the "Annual Meeting"), in the manner specified on this proxy card and as fully as the undersigned could do if personally present at the meeting. The proxies are also authorized to vote at their discretion upon all other matters as properly may be brought before the meeting.

     This proxy also provides voting instructions to the fiduciaries under The
TRW Employee Stock Ownership and Savings Plan and under The TRW Canada Stock
Savings Plan (as applicable, with respect to Common Stock in such plans allocated to the account of the undersigned) and directs the respective fiduciary to vote as indicated on the other side of this card. I understand that the voting rights will be exercised as directed by the participants in the relevant plan and that all securities entitled to vote for which the respective fiduciary has not received any instructions prior to the meeting will be voted in the respective fiduciary's discretion.

     The nominees for Director are D. M. Cote, J. T. Gorman, K. N. Horn and L.
M. Martin or, if any of the nominees are unavailable for election, the remaining nominees and such other persons as are nominated by the Directors.

     THIS PROXY IS SOLICITED BY THE DIRECTORS OF TRW INC. PURSUANT TO A SEPARATE
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY
ACKNOWLEDGED.

Individual proxy voting and voting instructions will be kept confidential in accordance with the Company's confidential voting policy.
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